Exhibit 99.1

THIRD ADDENDUM TO LEASE

This Third Addendum to Lease (the “Third Addendum”) is made and entered into this 16th day of August, 2011, as an addendum to that certain Lease for the real property located at 350 Oak Grove Parkway, Vadnais Heights, Minnesota, made as of December 15, 2003, by and between VRT Properties, LLC, as successor to Vadnais Heights Investment Company, a Minnesota general partnership, MCHA Capital, LLC, a Minnesota limited liability company, Robert Tipler and Richard K. Mathews, (“Lessor”) and Angeion Corporation, a Minnesota corporation, and Medical Graphics Corporation, a Minnesota corporation (collectively “Tenant”), as amended by the First Addendum to Lease and the Second Addendum to Lease (as amended, the “Lease”). All capitalized terms in the Lease shall have the same meaning in this Third Addendum.

WHEREAS, the term of the Lease is set to expire on December 31, 2011, and Lessor and Tenant desire to enter into this Third Addendum regarding Tenant’s continued occupancy of the Premises and certain other matters relating to the extension.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lessor and Tenant agree to the following:

The following sections of the Lease are hereby amended by this Third Addendum:

1.       TERM. The term of the Lease shall be extended for twelve (12) months commencing January 1, 2012 and terminating on December 31, 2012.

4.       RENT. Tenant agrees to pay Lessor rent during the 12 month extension period in the annual amount of $299,916.00, which shall be payable in 12 monthly installments of $24,993.00, payable in advance on the first day of each and every month for and during the full term of the Lease, at the office of Lessor.

In addition, Lessor agrees to complete and pay for the improvements described in the CrossTown Mechanical, Inc. Proposal dated 7/18/11, a copy of which is attached hereto as Exhibit A and incorporated herein; provided, however, that Lessor and Tenant agree that the improvements required to be completed and paid for by Lessor shall not include any work related to unit #10, identified on Exhibit A. Tenant agrees that the improvements may be completed during or around the month of October, 2011, provided that the work is finished before the end of 2011. Tenant agrees to cooperate with Lessor to permit Lessor to schedule and complete the work.

Furthermore, Lessor agrees to pay Tenant’s broker, Philip J. Kluesner of Gannett Peak Partners, a broker fee of $5,998.00 upon the execution of this Third Addendum by Lessor and Tenant.

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Except as amended or modified herein, all other provisions of the Lease remain in full force and effect.

IN TESTIMONY WHEREOF, Lessor and Tenant have executed this Third Addendum to Lease as of the day and year first above written.

LESSOR:		TENANT:
VRT Properties, LLC		Angeion Corporation

By:	/s/ Richard K. Mathews	By:	/s/ Robert M. Wolf
Its:	Owner	Its:	CFO

Medical Graphics Corporation

		By:	/s/ Robert M. Wolf
		Its:	CFO

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